Exhibit 99.1

MGE ENERGY NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports First-Quarter Results

Madison, Wis., May 8, 2006—MGE Energy, Inc. (Nasdaq: MGEE) today reports first-quarter net income of $11.5 million, or 56 cents per share, compared to $8.2 million, or 40 cents per share, last year and $13.8 million, or 75 cents per share, for the three months ended March 31, 2004.

During the three months ended March 31, 2006, and March 31, 2005, MGE experienced planned major outages at the jointly owned Columbia generating plant. No such outage occurred during the three months ended March 31, 2004. These outages had a significant impact on MGE's electric fuel, purchased power, and operations and maintenance expenses, which resulted in the lower reported earnings versus 2004. Results for the first quarter of 2006 were higher than 2005 primarily because the West Campus Cogeneration Facility (WCCF) became operational after the first quarter of 2005. In addition, this year's first quarter benefited from recovery of carrying costs primarily related to the Elm Road power plant project.

For the three months ended March 31, 2006, electric operations and maintenance expenses increased $1.4 million (excluding those increases attributable to WCCF and Elm Road) primarily due to increases in transmission expenses and uncollectible accounts.

During the three months ended March 31, 2006, electric fuel costs increased $1.3 million, or 12.6%, and purchased power expense decreased $0.3 million, or 1.3%, when compared to the same period in the prior year. However, actual fuel costs were lower than those forecasted in MGE's latest rate order. Accordingly, MGE filed an application with the PSCW requesting approval of a fuel credit to be made to its ratepayers. On March 9, 2006, the PSCW issued an interim order authorizing the credit and instituting a subject to refund provision. For the three months ended March 31, 2006, a $5.2 million reduction to other electric revenues was recorded to account for the anticipated effects of this interim order.

Gas revenues increased $10.8 million, or 14.5%, for the three months ended March 31, 2006, compared to the same period in the prior year. This increase is largely attributable to a $13.5 million, or 27.0%, increase in natural gas prices. MGE also experienced a $1.3 million increase in its other gas revenues due to increased income from the gas cost incentive mechanism. These increases are slightly offset by a decrease in volumes as a result of warmer temperatures.

Other income and expense was $1.7 million for the three months ended March 31, 2006, compared to $1.2 million for the three months ended March 31, 2005. This increase relates to a $0.5 million net gain recorded on a weather derivative. Interest expense increased $1.0 million during these periods as a result of higher carrying costs on natural gas held in storage.

Depreciation expense was up $1.1 million for the quarter due to higher levels of gross property, plant and equipment at both the electric and gas segments. On April 26, 2005, MGE Energy placed the WCCF into service and began depreciating this asset. Depreciation expense attributable to the WCCF was $0.7 million for the three months ended March 31, 2006.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 136,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to nearly 137,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2006	2005
Three Months Ended March 31
Operating revenue	$158,585	$138,909
Operating income	$20,859	$15,062
Net income	$11,516	$8,215
Earnings per share (basic and diluted)	$0.56	$0.40
Weighted average shares outstanding (basic and diluted)	20,454	20,421

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